Exhibit 99.1

Sun Hydraulics Third Quarter Sales and Earnings Remain Strong,

Completes Acquisition of HCT

SARASOTA, FLA, November 7, 2011 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the third quarter of 2011 as follows:

(Dollars in millions except net income per share)

	October 1, 2011	October 2, 2010	Increase

Three Months Ended
Net Sales	$53.0	$38.1	39%
Net Income	$11.4	$5.7	100%
Net Income per share:
Basic	$0.44	$0.22	100%
Diluted	$0.44	$0.22	100%

Nine Months Ended
Net Sales	$158.5	$108.9	46%
Net Income	$31.6	$15.1	109%
Net Income per share:
Basic	$1.23	$0.60	105%
Fully Diluted	$1.23	$0.59	108%

Note: The Company announced a three-for-two stock split, effected in the form of a 50% stock dividend, to shareholders of record on June 30, 2011, payable on July 15, 2011. All earnings per share and weighted average share information reflect the 50% stock dividend.

“Third quarter sales increased in all major geographic regions, with our North American business leading the way,” commented Allen Carlson, Sun’s CEO and President. “2011 will be another great year, evidenced by our forecast of breaking the $200 million revenue level. We continue to grow our revenues and gain market share while reporting exceptionally strong operating performance.”

“Third quarter earnings were augmented by the acquisition of High Country Tek, Inc. (HCT) which added three cents per share to earnings related to a gain on our original investment,” Carlson said. “HCT designs and produces ruggedized electronic control products that are important elements in hydraulic systems. HCT’s product line and capabilities complement Sun’s products and will enable us to offer more complete solutions for our customers, providing additional future growth opportunities for Sun and HCT.”

Continuing, Carlson said, “Our fourth quarter forecast reflects softening in orders compared to earlier this year, but we expect fourth quarter 2011 to be stronger than fourth quarter 2010. The decline in orders compared with earlier in the year was predicted by the PMI (which peaked in February). We are encouraged that the U.S. PMI continues to operate in positive territory. Sun is well positioned to continue to grow and gain market share over the long term while achieving exceptional operating results.”

Outlook

Fourth quarter 2011 revenues are expected to be approximately $44 million, up approximately 5% from the fourth quarter of 2010. Earnings per share are estimated to be $0.26 to $0.28 compared to $0.25 in the same period a year ago.

Management estimates year-end 2011 sales to be approximately $202 million, an increase of approximately 34% over 2010 sales. Earnings per share for 2011 are estimated to be $1.49 to $1.51, compared to $0.84 in 2010.

Fourth quarter and year-end estimates include approximately $1.3 million in revenue from HCT’s operations, with minimal impact on earnings.

Webcast

Sun Hydraulics Corporation will broadcast its Q3 financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, November 8, 2011. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing (888) 417-8531 and using 3043530 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended October 1, 2011, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended January 1, 2011. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	October 1, 2011	October 2, 2010
	(unaudited)	(unaudited)

Net sales	$53,041	$38,073

Cost of sales	32,293	24,523

Gross profit	20,748	13,550

Selling, engineering and administrative expenses	5,249	5,368

Operating income	15,499	8,182

Interest income, net	(241)	(195)
Foreign currency transaction loss, net	50	14
Miscellaneous income, net	(1,292)	(46)

Income before income taxes	16,982	8,409

Income tax provision	5,588	2,700

Net income	$11,394	$5,709

Basic net income per common share (1)	$0.44	$0.22

Weighted average basic shares outstanding (1)	25,652	25,441

Diluted net income per common share (1)	$0.44	$0.22

Weighted average diluted shares outstanding (1)	25,701	25,490

Dividends declared per share (1)	$0.090	$0.060

(1)	The Company announced a three-for-two stock split, effected in the form of a 50% stock dividend, to shareholders of record on June 30, 2011, payable on July 15, 2011. All per share and weighted average share information reflect the 50% stock dividend.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Nine months ended
	October 1, 2011	October 2, 2010
	(unaudited)	(unaudited)

Net sales	$158,514	$108,923

Cost of sales	96,147	71,270

Gross profit	62,367	37,653

Selling, engineering and administrative expenses	17,570	15,369

Operating income	44,797	22,284

Interest income, net	(590)	(477)
Foreign currency transaction (gain) loss, net	(36)	56
Miscellaneous income, net	(1,550)	(175)

Income before income taxes	46,973	22,880

Income tax provision	15,369	7,747

Net income	$31,604	$15,133

Basic net income per common share (1)	$1.23	$0.60

Weighted average basic shares outstanding (1)	25,613	25,428

Diluted net income per common share (1)	$1.23	$0.59

Weighted average diluted shares outstanding (1)	25,653	25,478

Dividends declared per share (1)	$0.313	$0.180

(1)	The Company announced a three-for-two stock split, effected in the form of a 50% stock dividend, to shareholders of record on June 30, 2011, payable on July 15, 2011. All per share and weighted average share information reflect the 50% stock dividend.

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 1, 2011	January 1, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$52,712	$33,206
Restricted cash	132	131
Accounts receivable, net of allowance for doubtful accounts of $98 and $82	19,880	16,399
Inventories	12,040	10,773
Income taxes receivable	288	1,154
Deferred income taxes	446	446
Marketable securities	14,932	11,614
Other current assets	1,181	2,556

Total current assets	101,611	76,279

Property, plant and equipment, net	55,312	53,127
Other assets	5,700	2,628

Total assets	$162,623	$132,034

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,392	$3,348
Accrued expenses and other liabilities	6,611	5,250
Notes payable - 1 year	100	—
Dividends payable	2,309	1,531

Total current liabilities	14,412	10,129

Deferred income taxes	5,684	5,684
Other noncurrent liabilities	1,051	1,197

Total liabilities	21,147	17,010

Shareholders’ equity:
Common stock	26	26
Capital in excess of par value	48,100	44,001
Retained earnings	94,674	71,132
Accumulated other comprehensive income	(1,324)	(135)

Total shareholders’ equity	141,476	115,024

Total liabilities and shareholders’ equity	$162,623	$132,034

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine months ended
	October 1, 2011	October 2, 2010
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$31,604	$15,133
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,025	5,116
(Gain) loss on disposal of assets	(27)	22
Gain on investment in HCT	(1,244)	—
Provision for deferred income taxes	—	(6)
Allowance for doubtful accounts	16	3
Stock-based compensation expense	1,218	798
Stock options income tax benefit	—	(32)
(Increase) decrease in, net of acquisition:
Accounts receivable	(2,927)	(6,474)
Inventories	(823)	(1,962)
Income taxes receivable	866	1,509
Other current assets	(488)	(1,184)
Other assets	(88)	622
Increase (decrease) in, net of acquisition:
Accounts payable	1,534	1,994
Accrued expenses and other liabilities	3,535	1,569
Other noncurrent liabilities	(202)	164

Net cash provided by operating activities	37,999	17,272

Cash flows from investing activities:
Proceeds from sale of joint venture	1,451	—
Investment in HCT, net of cash received	(1,776)	—
Capital expenditures	(6,778)	(2,060)
Proceeds from dispositions	30	—
Purchases of marketable securities	(10,395)	(11,626)
Proceeds from sale of marketable securities	6,497	7,326

Net cash used in investing activities	(10,971)	(6,360)

Cash flows from financing activities:
Proceeds from exercise of stock options	61	44
Proceeds from stock issued	408	303
Dividends to shareholders	(7,284)	(4,583)
Stock options income tax benefit	—	32

Net cash used in financing activities	(6,815)	(4,204)

Effect of exchange rate changes on cash and cash equivalents	(706)	(205)

Net increase (decrease) in cash and cash equivalents	19,507	6,503

Cash and cash equivalents, beginning of period	33,337	30,446

Cash and cash equivalents, end of period	$52,844	$36,949

Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$14,503	$6,276
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$2,412	$—

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated

Three Months Ended October 1, 2011
Sales to unaffiliated customers	$34,897	$5,081	$7,824	$5,239	$—	$53,041
Intercompany sales	8,763	—	60	405	(9,228)	—
Operating income	12,119	575	2,028	892	(115)	15,499
Depreciation	1,294	28	85	235	—	1,642
Capital expenditures	4,121	89	7	68	—	4,285

Three Months Ended October 2, 2010
Sales to unaffiliated customers	$23,668	$3,315	$5,402	$5,688	$—	$38,073
Intercompany sales	6,873	—	37	311	(7,221)	—
Operating income	5,636	378	1,061	1,028	79	8,182
Depreciation	1,243	21	107	242	—	1,613
Capital expenditures	631	28	15	62	—	736

Nine Months Ended October 1, 2011
Sales to unaffiliated customers	$100,515	$16,778	$22,320	$18,901	$—	$158,514
Intercompany sales	26,722	—	176	1,188	(28,086)	—
Operating income	33,481	2,175	5,690	3,379	72	44,797
Depreciation	3,879	83	272	721	—	4,955
Capital expenditures	6,631	234	57	173	—	7,095

Nine Months Ended October 2, 2010
Sales to unaffiliated customers	$67,896	$12,151	$14,770	$14,106	$—	$108,923
Intercompany sales	18,755	—	118	936	(19,809)	—
Operating income (loss)	15,511	1,655	3,088	2,122	(92)	22,284
Depreciation	3,891	66	320	727	—	5,004
Capital expenditures	1,712	141	20	187	—	2,060

Contact:

Richard K. Arter

Investor Relations

941-362-1200

Tricia Fulton

Chief Financial Officer

941-362-1200